Exhibit 4.3

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult with your investment dealer, broker, lawyer or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. If you have questions, you may contact our proxy solicitation agent, Gryphon Advisors Inc., by telephone at 1.833.490.0586 toll-free in North America (1.416.902.5565 by collect call) or by email at inquiries@gryphonadvisors.ca.

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

SPECIAL MEETING OF SHAREHOLDERS OF

POET TECHNOLOGIES INC.

TO BE HELD ON

February 19, 2021

DATED AS OF JANUARY 19, 2021

RECOMMENDATION TO SHAREHOLDERS:

YOUR VOTE IS IMPORTANT, TAKE ACTION AND VOTE TODAY. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE CONSOLIDATION RESOLUTION (AS DEFINED HEREIN).

MESSAGE TO SHAREHOLDERS

POET Technologies Inc. (the “Company” or “POET”) is pleased to invite you to join us at the special meeting (the “Meeting”) of holders of common shares (the “Common Shares”) of the Company (the “Shareholders”). The Meeting will be held via a virtual on-line platform at 1:00 P.M. (EST) on February 19, 2021.

Out of an abundance of caution and to proactively deal with the impact of the COVID-19 pandemic, and to mitigate risks to the health and safety of our communities, Shareholders, employees and other stakeholders, we will hold our Meeting in a virtual only format. Due to the extenuating circumstances around this Meeting, we strongly urge all Shareholders to vote online ahead of the Meeting.

There is only one item of business to be acted upon by Shareholders at the Meeting: the consideration and, if deemed appropriate, approval by the Shareholders of a special resolution authorizing the board of directors (the “Board of Directors” or the “Board”) of the Company to: (1) amend the Company’s articles to consolidate (the “Consolidation”) the issued and outstanding Common Shares on the basis of one post-Consolidation Common Share for a number of pre-Consolidation Common Shares to be determined within a range of between two and 14 pre-Consolidation Common Shares (the “Range”), and (2) determine the final Consolidation ratio within such Range. The accompanying management information circular (the “Circular”) contains important information about voting on the business to be transacted at the Meeting.

Based on our analysis of the current conditions in the market and our experience in meeting with individual and institutional investors over the past few years, the Company’s Board and management team believes that it is in the Company’s best interest to apply to list the Common Shares on the NASDAQ Capital Market while maintaining our listing on the TSX Venture Exchange. In order to do so, the Company’s Common Shares must achieve a bid price per Common Share of at least US$4.00 at the time of the listing.

Additionally, if the Common Shares were to achieve a bid price even higher than this minimum, the Company may also qualify for investment by certain larger institutional investors. Our experience has found that few US-based institutional investors will purchase or maintain positions in stocks that trade only on the OTC in the US. Moreover, the largest of the institutional investors and funds that manage large pools of capital are also those that can afford to support specialized technology analysts in the photonics space, and several of these funds have a minimum share price requirement for investments that exceed even the minimum listing requirements of the NASDAQ. Though management of the Company and the Board have made a substantial effort in recent years to improve the Company’s profile among investment bank-affiliated analysts, independent third-party analysts and institutional investors in both Canada and the United States, in our view, obtaining investment and long-term support from a few institutional investors is critical to enabling the Company to respond quickly to growth opportunities that we expect to encounter over the next several years.

Our transition this year from technology development to product development, our interaction with customers and development partners, the establishment of the SuperPhotonics joint venture in China, and the positive test results from finished Optical Engines, all place the Company in a better position to predict its financial performance in the coming year. In addition, the financial and stock price performance of many companies in the photonics space and the broadening of interest of US and Canadian institutional investors in photonics investments all point to this being an appropriate time to pursue a listing on the NASDAQ. Your support at the Meeting for the special resolution would enable the Consolidation, which in our view is the most expedient way to facilitate obtaining such a listing.

Registered Shareholders as of the record date of January 19, 2021 can exercise their right to vote on the business before the Meeting by either attending online in person or by completing and submitting a form of proxy (the “Proxy”). Instructions on how to vote by Proxy are included in the accompanying Circular. To ensure that your vote is recorded, please return the enclosed form of Proxy in the envelope provided, properly completed and duly signed, to the Company’s transfer agent and registrar, TSX Trust Company, prior to 1:00 P.M. (EST) on February 17, 2021 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment or postponement.

Non-registered Shareholders (as defined in the accompanying Circular), including those who hold Common Shares in the name of a bank, trust company, securities dealer or broker, or other intermediary, will receive a voting instruction form that contains voting instructions. The voting instruction form includes detailed instructions on how to complete the form, where to return it and the deadline for returning it, which may be earlier than the deadline for Registered Shareholders. It is important that you read and follow the instructions on the voting instruction form in order to have your vote count. If you are unsure about anything in such voting instructions, contact your bank, trust company, securities dealer or broker, or other intermediary through which you hold your Common Shares

If you have questions or need assistance with the completion and delivery of your Proxy, please contact our proxy solicitation agent, Gryphon Advisors Inc., by telephone at 1.833.490.0586 toll-free in North America (1.416.902.5565 by collect call) or by email at inquiries@gryphonadvisors.ca.

I look forward to your attendance at the Meeting.

Sincerely,

(signed) “Suresh Venkatesan”

Suresh Venkatesan, PhD

Chief Executive Officer

- ii -

POET TECHNOLOGIES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO:	THE SHAREHOLDERS OF POET TECHNOLOGIES INC.

TAKE NOTICE that a special meeting (the “Meeting”) of the shareholders of the Company will be held virtually at 1:00 P.M. (EST) on February 19, 2021 for the following purposes:

1.	to consider and, if deemed appropriate, approve a special resolution substantially in the form set forth in the accompanying management information circular (the “Circular”) authorizing an amendment to the articles of the Company to effect a consolidation (the “Consolidation”) the outstanding common shares of the Company (the “Common Shares”) on the basis of one post-Consolidation Common Share for a number of pre-Consolidation Common Shares to be determined within a range of two and 14 pre-Consolidation Common Shares (the “Range”) and authorizing the directors of the Company to determine the final Consolidation ratio within such Range; and

2.	to transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

The accompanying Circular provides important and detailed information relating to the matters to be dealt with at the Meeting and forms part of this notice. Shareholders are encouraged to express their vote in advance by completing the form of proxy (the “Proxy”) either in the form enclosed or on-line, or voting instruction form provided to them.

Registered Shareholders (as defined in the accompanying Circular) as of the record date of January 19, 2021 may exercise their right to vote by completing and submitting the form of Proxy provided. To be effective, the Proxy must be received by the Company’s transfer agent and registrar, TSX Trust Company (“TSX Trust”), prior to 1:00 P.M. (EST) on February 17, 2021 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment or postponement. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice. Registered Shareholders may also vote their Common Shares by attending the virtual Meeting. Detailed instructions on how to complete and return proxies are provided in the accompanying Circular.

Non-registered Shareholders (as defined in the accompanying Circular), including those who hold Common Shares in the name of a bank, trust company, securities dealer or broker, or other intermediary, should receive a voting instruction form that contains voting instructions. The voting instruction form includes detailed instructions on how to complete the form, where to return it and the deadline for returning it, which may be earlier than the deadline for Registered Shareholders. If you are unsure about anything in such voting instructions, contact your intermediary through which you hold your Common Shares. Shareholders may also vote their Common Shares online using the procedures described in the form of Proxy or voting instruction form, as applicable.

It is important that you read and follow the instructions on how to vote by Proxy included in the accompanying Circular or the instructions on your voting instruction form in order to have your vote count. The voting rights attached to the Common Shares represented by Proxy will be voted in accordance with the instructions indicated thereon.

DATED at Toronto, Ontario this 19th day of January, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Thomas R. Mika”
Executive Vice President and Chief Financial Officer

- iii -

TABLE OF CONTENTS

MANAGEMENT INFORMATION CIRCULAR	1

FORWARD-LOOKING INFORMATION	2

PROXY MATTERS	3

MATTERS TO BE ACTED UPON AT THE MEETING	7

OTHER MATTERS	11

ADDITIONAL INFORMATION	11

DIRECTORS’ APPROVAL	11

POET TECHNOLOGIES INC.

MANAGEMENT INFORMATION CIRCULAR

(As at January 19, 2021, except as indicated)

The Company is providing this management information circular (the “Circular”) in connection with the solicitation of proxies by the management (“Management”) of the Company for use at a special meeting (the “Meeting”) of the holders of Common Shares (as defined below) of the Company (the “Shareholders”) to be held virtually at 1:00 P.M. (EST) on February 19, 2021 and for the purposes set forth in the accompanying Notice of Special Meeting. The cost of solicitation of proxies by Management will be borne by the Company.

The Company may pay the reasonable costs incurred by persons who are Shareholders but not the beneficial owners of common shares of the Company (“Common Shares”) (such as brokers, dealers and other registrants under applicable securities law and nominees and custodians) in sending or delivering copies of the Notice of Special Meeting, the Circular, the form of proxy (the “Proxy”) and/or the voting instruction form (the “VIF”) to the beneficial owners. However, any such payments must be pre-approved by the Company. The Company will furnish to such persons, upon request to the Secretary of the Company, and without additional cost, additional copies of the Notice Special Meeting, the Circular, and the Proxy and/or the VIF.

Virtual Meeting

The Meeting will be conducted via live audio webcast online at http://web.lumiagm.com/255503875. Shareholders will have an equal opportunity to attend, ask questions and vote at the Meeting online regardless of their geographic location. Inside this document, you will find important information and instructions about how to participate at the Meeting online.

Attending and Voting Virtually at the Meeting

Registered Shareholders (as defined below) and duly appointed and registered proxyholders may attend the Meeting online using an internet connected device such as a laptop, computer, tablet or mobile phone, and the meeting platform will be supported across browsers and devices that are running the most updated version of the applicable software plugins. Shareholders and duly appointed proxyholders attending the Meeting online must remain connected to the internet at all times during the Meeting in order to vote when balloting commences. It is the Shareholder’s and duly appointed proxyholder’s responsibility to ensure that they remain connected for the duration of the Meeting. Registered Shareholders and duly appointed proxyholders wishing to attend the Meeting online should allow ample time to check in. Online check-in will begin at 12:00 P.M. (EST), one hour prior to the commencement of the Meeting on February 19, 2021, at 1:00 P.M. (EST).

Below are some frequently asked questions regarding the virtual format for the Meeting.

How can I participate and vote in the Meeting?

1.	Log in at http://web.lumiagm.com/255503875 at least 15 minutes before the meeting starts

2.	Click on “I have a control number”

3.	Enter your 12-digit control number found on your enclosed Proxy form

4.	Enter the password: poet2021 (all lower case)

5.	Vote when the Chair opens the electronic ballot

We encourage you to submit your vote in advance by going to www.voteproxyonline.com and enter your 12-digit control number on your Proxy, by facsimile to 416-595-9593, or by mail to TSX Trust Company 301-100 Adelaide Street West, Toronto, ON M5H 4H1.

Duly appointed proxyholders must register with TSX Trust in advance of the Meeting by completing the “Request for Control Number” form which can be found at http://tsxtrust.com/resource/en/75 and emailing it to TSX Trust at tsxtrustproxyvoting@tmx.com. TSX Trust will then provide the proxyholder with a control number by email. Such control number serves to allow the appointed proxyholder to login.

When can I join the Meeting online?

Online check-in will begin at 12:00 P.M. (EST). We recommend that Shareholders log into the meeting platform at least 15 minutes prior to the start of the meeting. The meeting will begin promptly at 1:00 P.M. (EST) on February 19, 2021.

How can I ask questions?

While logged in for the meeting you will be able to submit questions online by clicking on the Submit Questions button. Management will make an effort to address as many questions as possible.

What if I misplaced my 12 - digit control number?

Please contact TSX Trust at TMXEInvestorServices.@tmx.com or by telephone at 416-361-0930 by 1:00 P.M. (EST) on February 18, 2021 to get your control number.

FORWARD-LOOKING INFORMATION

This Circular contains forward-looking statements and information within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as, “continues”, “with a view to”, “is designed to”, “pending”, “predict’, “potential”, “plans”, “expects”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, and similar expressions or variations thereon, or statements that events, conditions or results “can”, “might”, “will”, “shall”, “may”, “must”, “would”, “could”, or “should” occur or be achieved and similar expressions in connection with any discussion, expectation, or projection of future operating or financial performance, events or trends. Forward-looking statements and information are based on Management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements and information in this Circular as a result of various risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of the Company, including without limitation:

●	we have a history of operating losses;

●	we may have a need for additional financing, which may not be available on acceptable terms or at all;

●	our business is focused in the highly competitive photonics market;

●	certain development and engineering risks remain as we continue product development;

●	the risks associated with successfully protecting patents and trademarks and other intellectual property;

●	the need to control costs and the possibility of unanticipated expenses;

●	the risk that the price of our Common Shares will be volatile;

●	the risk that Shareholders’ interests will be diluted through future offerings as well as option and warrant exercises; and

●	other risks and uncertainties described in “Risks associated with the Consolidation” as well as the risk factors described in the Company’s other filings with Canadian securities regulators available under the Company’s profile on SEDAR at www.sedar.com.

Investors should not place undue reliance on forward-looking statements. Other than any obligation to disclose material information under applicable securities laws or otherwise as maybe required by law, we undertake no obligation to revise or update any forward-looking statements after the date hereof.

PROXY MATTERS

Mailing Of Proxy and Other Materials

The Company is not using “notice-and-access” to send its proxy-related materials to Shareholders, and paper copies of such materials will be sent to all Shareholders. The Company will send proxy-related materials directly to non-objecting Beneficial Shareholders (the “Non-Objecting Beneficial Shareholders”) in accordance with National Instrument 54-101 – Communication with Beneficial Owners of a Reporting Issuer and such materials will be delivered to Non-Objecting Beneficial Shareholders by TSX Trust or through the Non-Objecting Beneficial Shareholder’s intermediary. These Shareholder materials are being sent to both Registered and Non-registered Shareholders. If you are a Non-registered Shareholder, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions. The Company does not intend to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders (the “Objecting Beneficial Shareholders”) the Proxy related materials and Form 54-107F7. Request for voting instructions made by intermediary and Objecting Beneficial Shareholders will not receive the materials unless their intermediary assumes the cost of delivery.

Voting Process – Registered Shareholders

Appointment of Proxies

The persons named in the Proxy are officers and/or directors of the Company (the “Management Proxyholders”). A registered Shareholder (a “Registered Shareholder”) can appoint a person other than the Management Proxyholders, who need not be a Shareholder, to represent him or her at the Meeting by inserting such person’s name in the blank space provided in the Proxy or by completing another form of Proxy.

A Registered Shareholder appointing a proxyholder may indicate the manner in which the appointed proxyholder can vote with respect to any specific item by checking the space opposite the item on the Proxy. If the Shareholder giving the Proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item should be left blank. The Common Shares represented by the Proxy submitted by a Shareholder will be voted in accordance with the directions, if any, given in the Proxy.

If a Shareholder does not specify a choice and the Shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholders will vote in favour of the matters specified in the Notice of Special Meeting and in favour of all other matters proposed by Management at the Meeting.

Voting Common Shares by Proxy

Registered Shareholders at the close of business on January 19, 2021 may vote their proxies as follows:

Internet voting: Go to the website indicated on the Proxy (http://www.voteproxyonline.com) and follow the instructions on the screen. To appoint a proxyholder, other than Management Proxyholders, to represent you at the Meeting, insert such person’s name in the blank space provided on the online Proxy. Then complete your voting instructions and submit the form. The time and date submitted will automatically be recorded.

Voting by mail or fax: Complete the Proxy in a legible manner. To appoint a proxyholder, other than the Management Proxyholders, to represent you at the Meeting, insert such person’s name in the blank space provided in the Proxy. Complete your voting instructions by checking the appropriate boxes on the Proxy, date and sign the form. You may either send the completed Proxy to TSX Trust by mail or by fax. Do not send by both methods. The address is Suite 301, 100 Adelaide Street West, Toronto, Ontario M5H 4H1 and the fax number is 416-595-9593.

Deadline for Receipt of Proxies

The deadline for receiving duly completed and executed forms of Proxy or submitting a Proxy by fax or over the Internet is 1:00 P.M. (EST) on February 17, 2021, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned or postponed Meeting. A Registered Shareholder attending the Meeting has the right to vote live at the virtual meeting, but he or she must, before the start of the Meeting, register with the scrutineer of the Meeting. The scrutineer will be available online when registration opens one hour before the commencement of the Meeting. If he or she had previously submitted a Proxy, he/she must specifically request that his Proxy be nullified with respect to the matters and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment or postponement thereof, thereby permitting him or her to vote in person. Notwithstanding the foregoing, the Chair of the Meeting has the sole discretion to accept proxies received after such deadline but is under no obligation to do so.

Revocation of Proxies

A Proxy submitted pursuant to this solicitation may be revoked in any manner permitted by law and by written notice, signed by the Shareholder or by the Shareholder’s attorney authorized in writing (or, if the Shareholder is a corporation, by a duly authorized officer or attorney), and deposited with TSX Trust, Suite 301, 100 Adelaide Street West, Toronto, Ontario M5H 4H1, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof, at which the Proxy is to be used.

A Proxy submitted pursuant to this solicitation may also be revoked prior to the commencement of voting by attending the Meeting in person and registering with the scrutineer as a Registered Shareholder personally present and requesting to nullify his Proxy to allow him to vote in person.

A revocation of Proxy does not affect any matter on which a vote has been taken before the revocation.

Exercise of Discretion by Proxies

The persons named in the enclosed Proxy will vote the Common Shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them. In the absence of such direction, the relevant Common Shares will be voted in favour of the passing of all the resolutions described below.

The enclosed Proxy confers discretionary authority on the persons named in the Proxy with respect to amendments or variations to matters identified in the Notice of Special Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if amendments or variations to any other matters which are not now known to Management should properly come before the Meeting, the Proxy will be voted on such matters in accordance with the best judgment of the named proxyholder.

Voting Process – Non-registered Shareholders

Only Registered Shareholders of the Company or the persons they appoint as their proxyholders are permitted to vote at the Meeting. Many Shareholders of the Company are referred to as “non-registered” Shareholders (“Non-registered Shareholders”) because the Common Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Common Shares. Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Non- Registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for their clients. Therefore, Non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person or that the Common Shares are duly registered in their name.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Non-registered Shareholders in advance of the Meeting. Every intermediary/broker has its own mailing procedures and provides its own forms and voting instructions to clients, which should be carefully followed by Non-registered Shareholders in order to ensure that their Common Shares are voted at the Meeting. Common Shares beneficially owned by a Non- Registered Shareholder are registered either:

(i)	in the name of an intermediary (“Intermediary”) that the Non-registered Shareholder deals with in respect of the Common Shares of the Company (Intermediaries include, amongst others, banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or

(ii)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. in Canada or The Depository Trust & Clearing Corporation in the United States) of which the Intermediary is a participant.

Unless you have previously informed your Intermediary/broker that you do not wish to receive material relating to the Meeting, you should have received a Proxy or a VIF. In either case you have the right to exercise voting rights attached to the Company’s Common Shares beneficially owned by you, including the right to vote the Common Shares directly at the virtual Meeting, assuming that you follow the instructions contained in the said Proxy or VIF.

The documents that you receive and from whom you receive them will vary depending upon whether you are a Non-Objecting Beneficial Shareholder residing in Canada, which means you have provided instructions to your Intermediary that you do not object to the disclosure of the beneficial ownership information about you to the Company, or an Objecting Beneficial Shareholder residing in Canada, which means that you have objected to the disclosure of such beneficial ownership information about you to the Company, or a non-registered Shareholder residing outside of Canada (the “Other Non-registered Shareholders”).

Non-Objecting Beneficial Shareholders

TSX Trust is handling the mailing to Non-Objecting Beneficial Shareholders in addition to mailing to the Registered Shareholders. All Non-Objecting Beneficial Shareholders of the Company will receive a VIF from TSX Trust.

If you are a Non-Objecting Beneficial Shareholder of the Company, and TSX Trust has sent a VIF directly to you, your name and address and information about your holdings of Common Shares of the Company have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding Common Shares on your behalf. By choosing to send the VIF to you directly, the Company has assumed responsibility for (i) delivering the VIF to you, and (ii) executing your proper voting instructions.

Therefore, a Non-Objecting Beneficial Shareholder of the Company can vote the Common Shares represented by his or her VIF in a similar manner as Registered Shareholders. The process to vote a VIF or to appoint a proxyholder are the same as that described under “Voting Process – Registered Shareholders”, except that:

●	the form received by the Shareholder is a VIF instead of a Proxy; and

●	a Non-Objecting Beneficial Shareholder cannot attend the Meeting to vote unless, at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting, the Non-Objecting Beneficial Shareholder appoints himself or herself as a proxyholder according to the instructions provided on the VIF and registers with the scrutineer upon arriving at the Meeting.

Objecting Beneficial Shareholders

In accordance with applicable securities law requirements, the Company will, upon request, distribute copies of the Proxy materials (the “Proxy Materials”) to the clearing agencies and Intermediaries for distribution to Objecting Beneficial Shareholders and to the Other Non-registered Shareholders. Intermediaries are required to forward the Proxy Materials to Non-registered Shareholders unless a Non-registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Proxy Materials to Non-registered Shareholders. Generally, Non-registered Shareholders who have not waived the right to receive Proxy Materials will either:

(i)	be given a VIF which is not signed by the Intermediary and which, when properly completed and signed by the Non-registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. Typically, this VIF will consist of a one-page pre-printed form; or

(ii)	be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Objecting Beneficial Shareholders Shareholder, but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the Proxy, the signature of the Objecting Beneficial Shareholders Shareholder is not required when submitting the Proxy.

In either case, the purpose of these procedures is to permit Non-registered Shareholders to direct the voting of the Common Shares of the Company that they beneficially own. Since only Registered Shareholders and their proxyholders may attend and vote at the Meeting, if a Non-registered Shareholder attends the Meeting, the Company will have no record of the Non-registered Shareholder’s shareholding or of his/her or its entitlement to vote unless the Non-registered Shareholder’s nominee has appointed the Non-registered Shareholder as proxyholder. Therefore, a Non-registered Shareholder who receives one of the above forms and wishes to vote at the Meeting (or have another person attend and vote on behalf of the Non-registered Shareholder), the Non-registered Shareholder should insert the Non- Registered Shareholder’s name or such other person’s name in the blank space provided, and depending on the design of the VIF, may need to strike out the names of the Management Proxyholders listed therein. The voting instructions given to the Non-registered Shareholder may provide for voting by telephone, on the internet, by mail or by fax. In either case, Non-registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or VIF is to be delivered.

A Non-registered Shareholder who has submitted a Proxy may revoke it by contacting the Intermediary through which the Non-registered Shareholder’s Common Shares are held and by following the instructions of the Intermediary respecting the revocation of Proxies. This procedure should be initiated sufficiently in advance of the Meeting to ensure there is sufficient time to implement your instructions.

In all cases it is important that the Proxy or VIF be received by the Intermediary or its agent sufficiently in advance of the deadline set forth in the Notice of Special Meeting to enable the Intermediary or its agent to provide voting instructions on your behalf before the deadline.

Failing to follow the proper voting instructions described in the VIF may invalidate your vote and/or not allow you participate and vote at the Meeting.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of the Company for use at the Meeting, to be held on February 19, 2021, at the time and place (being online) and for the purposes set forth in the accompanying Notice of Special Meeting, subject to any adjournment(s) or postponement(s) thereof. The solicitation will be primarily by mail; however, proxies may also be solicited personally or by telephone by the directors, officers or employees of the Company. The Company may also pay brokers or other persons holding Common Shares in their own names or in the names of nominees for their reasonable expenses of sending proxies and proxy materials to Non-Registered Shareholders for the purposes of obtaining their proxies. The Company has also retained Gryphon Advisors Inc. to assist in connection with the Company’s communications with Shareholders and solicitation of proxies. In connection with these services, Gryphon Advisors Inc. is expected to receive a fee of up to $25,000, plus reasonable out-of-pocket expenses. The costs of solicitation are being borne by the Company.

Voting Shares and Principal Holders Thereof

The Company is authorized to issue unlimited Common Shares without par value, of which 304,205,313 Common Shares are issued and outstanding as of January 19, 2021. The Company has fixed the close of business on January 19, 2021 as the record date (the “Record Date”) for the purpose of determining Shareholders entitled to receive notice of and vote at the Meeting. In accordance with the provisions of the Business Corporations Act (Ontario), the Company has prepared a list of Shareholders on the Record Date. Each Shareholder is entitled to one vote for each Share held in respect to each matter to be voted at the Meeting. Only Shareholders of record on the Record Date are entitled to vote at the Meeting.

To the knowledge of the directors and officers of the Company, no person beneficially owns, directly or indirectly, or controls or directs Common Shares carrying 10% or more of the voting rights attached to all Common Shares of the Company.

Indebtedness to Company of Directors, Executive Officers and Senior Officers

As at the date hereof, there is no indebtedness of any current or former director, executive officer or employee of the Company or any subsidiaries which is owing to the Company or any of its subsidiaries or to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, entered into in connection with a purchase of securities or otherwise.

Interest of Certain Persons in Matters to be Acted Upon

Except as set out herein, no person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last financial year, no proposed nominee of Management of the Company for election as a director of the Company and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

Interest of Informed Persons in Material Transactions

No informed person or proposed director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries, except for stock option grants and the Company’s Convertible Debentures.

MATTERS TO BE ACTED UPON AT THE MEETING

Consolidation of Issued and Outstanding Securities

Shareholders are being asked to consider and, if deemed appropriate, approve a special resolution (the “Consolidation Resolution”) authorizing an amendment to the articles of the Company to effect a consolidation (the “Consolidation”) of the issued and outstanding Common Shares on the basis of one post-Consolidation Common Share for a number of pre-Consolidation Common Shares to be determined within a range of between two and 14 pre-Consolidation Common Shares (the “Range”), and authorizing the Board of Directors to determine the final Consolidation ratio within such Range. If the Consolidation Resolution is approved, the Consolidation may be implemented only upon a determination by the board of directors of the Company (the “Board of Directors”) to ultimately proceed with the Consolidation after the Meeting. Even if the Consolidation Resolution is approved by the Shareholders, the Board of Directors may elect not to proceed with the Consolidation. In addition, the Consolidation remains subject to the approval of the TSX Venture Exchange (the “TSXV”).

Reasons for the Consolidation

The Company believes that the Consolidation will increase the trading price of the Common Shares to above the minimum bid price required to enable the Company to pursue a listing of its Common Shares on the NASDAQ Capital Market in the United States. Additionally, the Company believes that an increase in trading price of the Common Shares that may result from the Consolidation could heighten the interest of the analyst and financial community in the Company and potentially broaden the pool of potential investors in the Common Shares, including certain institutional investors.

Investors may also benefit from lower trading costs associated with a higher trading price for the post-Consolidation Common Shares. Many investors pay commissions based on the number of Common Shares traded when they buy or sell Common Shares. If the trading price for the post-consolidation Common Shares is higher, Shareholders may pay lower commissions to trade a fixed dollar amount of post-consolidation Common Shares than they would if they traded the same dollar amount of pre-Consolidation Common Shares.

Consolidation ratio to be used

The Board of Directors believes that Shareholder approval of the Range for the Consolidation provides the Board of Directors with the maximum flexibility to achieve the desired effect of the Consolidation taking into account a number of factors, including the market conditions, the pricing of any potential offering of additional securities in the US and Canada, and the appeal to institutional investors of the market price and number of shares outstanding of the Common Shares, while at the same time ensuring that the Company remains in compliance with applicable shareholder distribution requirements of any applicable exchange listing of the Company. If the Consolidation Resolution is approved, the Consolidation will be implemented, if at all, only upon a determination by the Board of Directors to proceed with the Consolidation. In connection with any determination to implement a Consolidation, the Board of Directors will select the specific ratio from within the Range.

Consolidation impact on the number of Common Shares

As of January 19, 2021, the Company had 304,205,313 Common Shares issued and outstanding. Following the completion of the proposed Consolidation, the number of Common Shares issued and outstanding will depend on the ratio within the Range selected by the Board of Directors. If a Consolidation ratio is selected at the bottom of the Range, one post-Consolidation Common Share for every two pre-Consolidation Common Shares, the Company would have approximately 152,102,656 Common Shares outstanding following completion of the Consolidation. Assuming the exercise of all of the Company’s current issued and outstanding warrants, options and debentures, the Company would have approximately 195,622,548 Common Shares outstanding. If a Consolidation ratio is selected at the top of the Range, one post-Consolidation Common Share for every 14 pre-Consolidation Common Shares, the Company would have approximately 21,728,951 Common Shares outstanding following completion of the Consolidation. Assuming the exercise of all of the Company’s current issued and outstanding warrants, options and debentures, the Company would have approximately 27,946,078 Common Shares outstanding. Regardless of the Consolidation ratio selected, the exact number of post-Consolidation Common Shares will fluctuate due to the elimination of fractional Common Shares as the Consolidation is applied on an account-by-account basis. See ‘Fractional Common Shares’ below.

The number of Common Shares reserved for issuance pursuant to outstanding stock options issued pursuant to the Company’s stock option plan, the number of Common Shares underlying outstanding Common Share purchase warrants and other securities of the Company convertible into or exercisable for Common Shares will be adjusted (as applicable) to give effect to the Consolidation in accordance with their respective terms.

The Consolidation will result in some Shareholders owning “odd lots” of fewer than 100 Common Shares or “mixed lots” of less than even multiples of 100 Common Shares. Odd lot Common Shares (including the odd lot portion of a mixed lot) may be more difficult to sell, and brokerage commissions or other costs of transactions may be higher than the costs of transactions in standard trading units of even multiples of 100 Common Shares (referred to as “board lots”).

The Board of Directors has considered these potential effects, as well as its understanding of the procedures that have been put in place by the TSXV. The Board of Directors intends to investigate the possibility of implementing an odd lot selling and/or purchase program to provide assistance to any odd lot Shareholders who experience such difficultly.

Fractional Common Shares

No fractional Common Shares will be issued upon giving effect to the Consolidation. All fractions of Common Shares post-Consolidation will be rounded down to the next lowest whole number and no cash will be payable in lieu thereof.

No Change in Percentage of Ownership

Except for minor variances attributable to the elimination of fractional shares, the Consolidation should not materially affect any Shareholder’s percentage ownership of Common Shares, even though such ownership will be represented by a smaller number of Common Shares. Instead, the Consolidation will reduce proportionately the number of Common Shares held by all Shareholders.

Risks associated with the Consolidation

There can be no assurance that the total market capitalization of the Common Shares immediately after the Consolidation will be equal to or greater than the total market capitalization immediately before the Consolidation. In addition, there can be no assurance that the per-Common Share market price of the Common Shares following the Consolidation will be higher than the per Common Share market price immediately before the Consolidation or that it will equal or exceed the price to be implied from the application of the arithmetic of the Consolidation. There can be no assurance that, if the Consolidation is implemented, the Company’s objectives with respect to the Consolidation will be achieved. There can also be no assurance that the TSXV will approve the Consolidation.

Implementation of the Consolidation

Assuming that the Consolidation Resolution receives the necessary Shareholder approval, the Consolidation is approved by the TSXV and the Board of Directors determines to implement the Consolidation, the Company will send a letter of transmittal (the “Letter of Transmittal”) to Registered Shareholders which must be used by such Registered Shareholders to transmit their Common Share certificates to TSX Trust, the transfer agent of the Company at 100 Adelaide Street W, Suite 301, Toronto, Ontario, M5H 4H1 in order to exchange Common Share certificates for Common Share certificates representing the number of Common Shares to which a Shareholder is entitled as a result of the Consolidation. No delivery of Common Share certificates to a Shareholder will be made until the Shareholder has surrendered their currently issued Common Share certificate(s) and a properly completed Letter of Transmittal to TSX Trust. The Letter of Transmittal will contain instructions to Shareholders on how to surrender Common Share certificate(s) representing pre-consolidation Common Shares to TSX Trust. TSX Trust will forward to each Registered Shareholder who has sent the properly completed Letter of Transmittal and the Common Share certificate(s) a Common Share certificate representing the number of post-Consolidation Common Shares to which the Shareholder is entitled. Until surrendered, each Common Share certificate shall be deemed for all purposes to represent the number of Common Shares to which the Shareholder is entitled as a result of the Consolidation. Following the Consolidation, the Common Shares will have a new CUSIP number.

Impact of the Consolidation on Beneficial Shareholders

Beneficial shareholders holding their Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Consolidation than those that will be put in place by the Company for Registered Shareholders. If you hold your Common Shares with such a bank, broker or other nominee and if you have any questions in this regard, you are encouraged to contact your nominee.

No Dissent Rights

Under the Business Corporations Act (Ontario), Shareholders do not have dissent and appraisal rights with respect to the Consolidation.

Vote Required and Recommendation of Board of Directors

The Board of Directors unanimously recommends that Shareholders vote FOR the Consolidation Resolution. In order to be effective, the Consolidation Resolution must be approved by the affirmative vote of not less than 66⅔% of the votes by Shareholders cast at the Meeting in respect of such resolution. Unless the Shareholder directs that his or her Common Shares are to be voted against the Consolidation Resolution, the persons named in the enclosed form of Proxy intend to vote FOR the Consolidation. In the event Shareholder approval is not obtained, the Consolidation will not occur. Notwithstanding the approval of the Consolidation Resolution by the applicable margin, the Board of Directors reserves the right not to implement the Consolidation.

Consolidation Resolution

Shareholders are being asked to pass the following special resolution to approve the Consolidation subject to the Board of Directors determining to proceed with the Consolidation and to effect the Consolidation within the Range:

“BE IT IS RESOLVED THAT AS A SPECIAL RESOLUTION:

1.	POET Technologies Inc. (the “Company”) be authorized to amend its articles so that the issued and outstanding common shares (the “Common Shares”) in the capital of the Company are consolidated (the “Consolidation”) on the basis of one post-Consolidation Common Share for a number of pre-Consolidation Common Shares to be determined within a range of between two and 14 pre-Consolidation Common Shares (the “Range”) and the board of directors of the Company (the “Board of Directors”) be hereby authorized to determine the final Consolidation ratio within such Range.

2.	Notwithstanding the passing of this resolution by the shareholders of the Company (the “Shareholders”), the Board of Directors is hereby authorized and empowered without further notice to or approval of the Shareholders not to proceed with the Consolidation or to revoke this resolution at any time prior to the Consolidation becoming effective without further approval of the Shareholders.

3.	Any director or officer of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such person determines to be necessary or desirable or required by any regulatory authority in order to carry out the intent of this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

In order to give effect to the Consolidation Resolution, such resolution must be approved by an affirmative vote of not less than two-thirds (66⅔%) of the votes cast at the Meeting on the Consolidation Resolution.

Even if the Consolidation Resolution is approved by the Shareholders, the Board of Directors may elect not to proceed with the Consolidation.

The Consolidation remains subject to the approval of the TSXV.

OTHER MATTERS

Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Special Meeting. However, if any other matter properly comes before the Meeting, the accompanying Proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the Proxy.

ADDITIONAL INFORMATION

Additional information respecting the Company is available on SEDAR at www.sedar.com. Financial information respecting the Company is provided in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year. Shareholders can access this information on SEDAR or by request to the Chief Financial Officer of the Company at the following address:

POET Technologies Inc.

120 Eglinton Avenue East, Suite 1107

Toronto, Ontario M4P 1E2

(416) 368-9411

DIRECTORS’ APPROVAL

The contents and the sending of this Circular to the Shareholders of the Company have been approved by the Board of Directors. Unless otherwise specified, information contained in this Circular is given as of January 19, 2021

DATED at Toronto, Ontario, this 19th day of January, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Thomas R. Mika”
Executive Vice President and Chief Financial Officer

If you have any questions or require any assistance in executing your proxy or voting instruction form, please contact Gryphon Advisors Inc. at:

North American Toll-Free Number: 1.833.490.0586

Outside North America, Banks, Brokers and Collect Calls: 1.416.902.5565

Email: inquiries@gryphonadvisors.ca

North American Toll-Free Facsimile: 1.877.218.5372

Facsimile: 1.416.214.3224

POET TECHNOLOGIES INC.

120 Eglinton Avenue East, Suite 1107 | Toronto ON M4P 1E2

P: 416.368.9411

F: 416.322.5075

E: kb@poet-technologies.com

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POET Technologies Inc. is traded on the TSX Venture under the symbol PTK